News Release I For Immediate Release
FactSet Reports Results for Third Quarter 2023
◦Q3 GAAP revenues of $529.8 million, up 8.4% from Q3 2022
◦Organic Q3 ASV plus professional services of $2.1 billion, up 8.0% year over year
◦Q3 GAAP operating margin of 32.5%, up 1,260 bps year over year, and adjusted operating margin of 36.0%, down 60 bps from the prior year
◦Q3 GAAP diluted EPS of $3.46, up 79.3% from the prior year, and adjusted diluted EPS of $3.79, up 0.8% year over year
◦FactSet is updating its fiscal 2023 guidance, with an expected adjusted operating margin of 35%-36% and adjusted diluted EPS growth of 10%-13%. Organic ASV growth and GAAP revenues are expected to be at the lower end of previously communicated ranges.

NORWALK, Conn., June 22, 2023 - FactSet ("FactSet" or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global financial digital platform and enterprise solutions provider, today announced results for its third quarter ended May 31, 2023.
Third Quarter Fiscal 2023 Highlights
•GAAP revenues increased 8.4%, or $41.1 million, to $529.8 million for the third quarter of fiscal 2023 compared with $488.8 million for the same period in fiscal 2022. The increase was primarily due to Analytics & Trading and Content & Technology solutions. Organic revenue, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, grew 8.5% to $530.3 million during the third quarter of fiscal 2023 from the prior year period.
•Annual Subscription Value (ASV) plus professional services was $2.1 billion at May 31, 2023, compared with $2.01 billion at May 31, 2022. Organic ASV plus professional services, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, was $2.1 billion at May 31, 2023, up $156.6 million from the prior year at a growth rate of 8.0%.
•Organic ASV plus professional services increased $21.2 million over the last three months. The primary contributor to this growth was Analytics & Trading solutions. Please see the “ASV + Professional Services” section of this press release for details.
•GAAP operating margin increased to 32.5% compared with 19.9% for the prior year, driven by the lapping of the previous year's impairment charge of $49 million and $12 million of expenses related to the acquisition of CUSIP Global Services (CGS). Adjusted operating margin decreased to 36.0% compared with 36.6% in the prior year period due to higher personnel costs and technology expenses, partially offset by lower third-party content costs, lower facilities expenses, and favorable impact from foreign exchange.

•GAAP diluted earnings per share (EPS) increased 79.3% to $3.46 compared with $1.93 for the same period in fiscal 2022, primarily due to lapping the prior year's non-recurring items, partially offset by increased income taxes. Adjusted diluted EPS increased 0.8% to $3.79, compared with $3.76 for the prior year period, driven by higher revenues mostly offset by higher income taxes.
•Adjusted EBITDA increased to $205.3 million, up 15.6% for the third quarter of fiscal 2023 compared with $177.6 million for the same period in fiscal 2022, driven by higher operating income and the lapping of expenses related to the CGS acquisition.
•In connection with the acquisition of CGS, FactSet entered into a new credit agreement providing for a $1 billion term loan and revolving credit facilities. In the third quarter of fiscal 2023, FactSet paid $62.5 million towards the term loan, and as of May 31, 2023, FactSet had made a total of $562.5 million in total term loan payments.
•The Company’s effective tax rate for the third quarter of fiscal 2023 increased to 16.9% compared with 12.2% for the three months ended May 31, 2022, primarily due to lower stock option exercises.

•FactSet updated its annual outlook for fiscal 2023. Please see the "Annual Business Outlook" section of this press release for details.
1 Prior year Total ASV now reflects additional CGS revenues not previously included.

News Release I For Immediate Release

"We are pleased with our third-quarter results, which reflect the resiliency of our business in an uncertain environment,” said Phil Snow, FactSet CEO. “As technology rapidly evolves, we remain confident in our ability to innovate and capture market share as we meet the needs of our clients.”

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	May 31,
(In thousands, except per share data)	2023	2022	Change
Revenues	$529,811	$488,751	8.4%
Organic revenues	$530,321	$488,752	8.5%
Operating income	$171,959	$97,254	76.8%
Adjusted operating income	$190,932	$179,066	6.6%
Operating margin	32.5%	19.9%
Adjusted operating margin	36.0%	36.6%
Net income	$134,663	$74,910	79.8%
Adjusted net income	$147,667	$145,794	1.3%
Adjusted EBITDA	$205,284	$177,610	15.6%
Diluted EPS	$3.46	$1.93	79.3%
Adjusted diluted EPS	$3.79	$3.76	0.8%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.

"Our continued cost management efforts are on track,” said Linda Huber, FactSet CFO. “As a result, we have increased our fiscal 2023 adjusted operating margin guidance by 100 basis points to 35% -36%, with continued high single-digit ASV growth and double-digit EPS growth.”

Annual Subscription Value (ASV) + Professional Services
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients. Professional services are revenues derived from project-based consulting and implementation.
ASV plus professional services was $2,120.1 million at May 31, 2023, compared with $1,965.6 million at May 31, 2022. Organic ASV plus professional services was $2,120.2 million at May 31, 2023, up $156.6 million from the prior year at a growth rate of 8.0%. Organic ASV, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, plus professional services, increased $21.2 million over the last three months.
Buy-side and sell-side organic ASV growth rates for the third quarter of fiscal 2023 were 7.3% and 12.3%, respectively. Buy-side clients, including asset managers, wealth managers, asset owners, hedge funds, partners, and corporate clients, accounted for approximately 82% of organic ASV. The remaining organic ASV came from sell-side firms, including broker-dealers, banking and advisory, private equity and venture capital firms. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.

Segment Revenues and ASV1

ASV from the Americas region was $1,344.7 million compared with ASV in the prior year period of $1,245.2 million. Organic ASV increased 8.0% to $1,344.7 million. Americas revenues for the quarter increased to $337.7 million compared with $309.7 million in

News Release I For Immediate Release
the third quarter of last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the Americas region's organic revenues growth rate was 9.0%.
ASV from the EMEA region was $541.3 million compared with ASV in the prior year period of $504.0 million. Organic ASV increased 7.4% to $540.7 million. EMEA revenues were $138.0 million compared with $128.3 million in the third quarter of fiscal 2022. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the EMEA region's organic revenues growth rate was 7.5%.
ASV from the Asia Pacific region was $209.8 million compared with ASV in the prior year period of $192.0 million. Organic ASV increased 10.5% to $210.5 million. Asia Pacific revenues were $54.1 million compared with $50.7 million in the third quarter of fiscal 2022. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the Asia Pacific region's organic revenues growth rate was 7.9%.
Segment ASV does not include professional services, which totaled $24.3 million at May 31, 2023.
Operational Highlights – Third Quarter Fiscal 2023
•Client count as of May 31, 2023 was 7,770, a net increase of 40 clients in the past three months, primarily driven by an increase in corporate and wealth management clients. The count includes clients with ASV of $10,000 and more.
•User count increased by 1,382 to 187,845 in the past three months, primarily driven by an increase in asset management, asset owner, and wealth management users.
•Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 92%.
•Employee count was 12,072 as of May 31, 2023, up 12.9% over the last twelve months, with the increase primarily in our Centers of Excellence. Growth was largely driven by an increase in the content, product, and technology organizations. 65% of our employees are in our Centers of Excellence.
•Net cash provided by operating activities increased to $218.6 million compared with $192.0 million for the third quarter of fiscal 2022, primarily related to higher net income as well as the timing of income tax payments, partially offset by a higher bonus payout in the current year. Quarterly free cash flow increased to $192.6 million compared with $176.6 million a year ago, an increase of 9.1%, driven by cash generated from working capital changes as well as the timing of income tax payments.
•A quarterly dividend of $37.4 million, or $0.98 per share, was paid on June 15, 2023, to holders of record of FactSet’s common stock at the close of business on May 31, 2023. This represented a 10% increase in the regular quarterly dividend from the $0.89 per share paid in the previous quarter and marks the twenty-fourth consecutive year the Company has increased dividends on a stock split-adjusted basis.
•The Company announced the appointment of Elisha Wiesel to its Board of Directors. Wiesel is a founding partner and the Chief Risk Officer of ClearAlpha Technologies, an emerging investment manager. Previously, Wiesel spent 25 years at Goldman Sachs, including 15 years as a partner, innovating in software, markets, and risk management. He also served as Chief Risk Officer of the Securities Division for seven years and as Chief Information Officer for three years.
Share Repurchase Program
FactSet repurchased 165,950 shares of its common stock for $67.1 million at an average price of $404.29 during the third quarter under the Company’s existing share repurchase program. As of May 31, 2023, $114.2 million is available for share repurchases under this program. Additionally, on June 20, 2023, the Board of Directors of FactSet approved a new share repurchase program of up to $300 million, which will be available on September 1, 2023.
Annual Business Outlook
FactSet is updating its outlook for fiscal 2023 from its previous guidance provided on March 22, 2023. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.

News Release I For Immediate Release
Fiscal 2023 Expectations
•Organic ASV plus professional services growth is expected to be in the lower end of the range of $145 million to $175 million during fiscal 2023.
•GAAP revenues are expected to be in lower end of the range of $2,080 million to $2,100 million.
•GAAP operating margin is expected to be in the range of 29.0% to 30.0%, a 50 basis point decrease at the midpoint from the prior guidance of 29.5% - 30.5%

•Adjusted operating margin is expected to be in the range of 35.0% to 36.0%, a 100 basis point increase at the midpoint from the prior guidance of 34.0% - 35.0%

•FactSet's annual effective tax rate is expected to be in the range of 14.0% to 15.0%, a 50 basis point increase at the midpoint from the prior guidance of 13.5% - 14.5%

•GAAP diluted EPS is expected to be in the range of $12.25 to $12.65, a $0.20 decrease at the midpoint from the prior guidance of $12.45 - $12.85

•Adjusted diluted EPS is expected to be in the range of $14.75 to $15.15, a $0.25 increase at the midpoint from the prior guidance of $14.50 - $14.90

Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2023. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
Third Quarter 2023 Conference Call Details

Date:            Thursday, June 22, 2023
Time:            11:00 a.m. Eastern Time
Participant Registration:    FactSet Q3 2023 Earnings Call Registration

Please register for the conference call using the above link before the call start time. The conference call platform will register your name and organization and provide dial-in numbers and a unique access pin. The conference call will have a live Q&A session.

A replay will be available on the Company’s investor relations website after 1:00 p.m. Eastern Time on June 22, 2023, through June 22, 2024. The earnings call transcript will be available via FactSet CallStreet.

News Release I For Immediate Release
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes," "anticipates," "plans," "intends," "estimates," "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Adjusted revenues exclude the impact of the fair value of deferred revenues acquired in a business combination. Organic revenues further exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency movements in all periods presented. Adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share exclude intangible asset amortization, the impact of the fair value of deferred revenues acquired in a business combination and non-recurring items. EBITDA excludes interest expense, provision for income taxes and depreciation and amortization expense, while Adjusted EBITDA further excludes non-recurring non-cash expenses. The Company believes that these adjusted financial measures help to fully reflect the underlying economic performance of FactSet.

Cash flows provided by operating activities has been reduced by purchases of property, equipment, leasehold improvements and capitalized internal-use software to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

News Release I For Immediate Release
About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) helps the financial community to see more, think bigger, and work better. Our digital platform and enterprise solutions deliver financial data, analytics, and open technology to over 7,500 global clients, including over 185,000 individual users. Clients across the buy-side and sell-side as well as wealth managers, private equity firms and corporations, achieve more every day with our comprehensive and connected content, flexible next-generation workflow solutions, and client-centric specialized support. As a member of the S&P500, we are committed to sustainable growth and have repeatedly scored 100 on the Human Rights Campaign® Corporate Equality Index and been recognized amongst the Best Places to Work in 2023 by Glassdoor as a Glassdoor Employees’ Choice Award winner. Learn more at www.factset.com and follow us on Twitter and LinkedIn.

FactSet
Investor Relations Contact:
Kendra Brown
+1.203.810.2684
kbrown@factset.com
Media Contact
Megan Kovach
+1.512.736.2795
megan.kovach@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Nine Months Ended
	May 31,		May 31,
(In thousands, except per share data)	2023	2022	2023	2022
Revenues	$529,811	$488,751	$1,549,711	$1,344,595
Operating expenses
Cost of services	241,689	222,618	709,537	629,162
Selling, general and administrative	115,725	119,881	325,903	309,185
Asset impairments	438	48,998	1,167	62,985
Total operating expenses	357,852	391,497	1,036,607	1,001,332

Operating income	171,959	97,254	513,104	343,263

Other income (expense), net
Interest income	3,083	4,133	8,191	4,900
Interest expense	(16,354)	(16,184)	(49,628)	(20,118)
Other income (expense), net	3,310	77	4,978	(879)
Income before income taxes	161,998	85,280	476,645	327,166

Provision for income taxes	27,335	10,370	73,591	34,671
Net income	$134,663	$74,910	$403,054	$292,495

Diluted earnings per common share	$3.46	$1.93	$10.35	$7.58
Diluted weighted average common shares	38,912	38,720	38,936	38,607

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	May 31, 2023	August 31, 2022
ASSETS
Cash and cash equivalents	$486,627	$503,273
Investments	32,151	33,219
Accounts receivable, net of reserves of $5,956 at May 31, 2023 and $2,776 at August 31, 2022	237,794	204,102
Prepaid taxes	21,566	38,539
Prepaid expenses and other current assets	66,171	91,214
Total current assets	844,309	870,347

Property, equipment and leasehold improvements, net	81,908	80,843
Goodwill	982,162	965,848
Intangible assets, net	1,859,242	1,895,909
Deferred taxes	12,041	3,153
Lease right-of-use assets, net	156,786	159,458
Other assets	61,462	38,747
TOTAL ASSETS	$3,997,910	$4,014,305

LIABILITIES
Accounts payable and accrued expenses	$110,282	$108,395
Current lease liabilities	29,600	29,185
Accrued compensation	75,803	114,808
Deferred revenues	147,813	152,039
Dividends payable	37,442	33,860
Total current liabilities	400,940	438,287

Long-term debt	1,674,194	1,982,424
Deferred taxes	6,068	8,800
Deferred revenues, non-current	7,580	7,212
Taxes payable	36,448	34,211
Long-term lease liabilities	200,740	208,622
Other liabilities	3,107	3,341
TOTAL LIABILITIES	$2,329,077	$2,682,897

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$1,668,833	$1,331,408

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,997,910	$4,014,305

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Nine Months Ended
	May 31,
(In thousands)	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$403,054	$292,495
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	78,681	60,176
Amortization of lease right-of-use assets	29,245	32,936
Stock-based compensation expense	44,365	40,604
Deferred income taxes	(12,716)	(5,488)
Asset impairments	1,167	62,985
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(37,879)	(39,005)
Accounts payable and accrued expenses	5,870	15,292
Accrued compensation	(39,935)	(23,992)
Deferred revenues	(3,861)	4,091
Taxes payable, net of prepaid taxes	19,112	(18,552)
Lease liabilities, net	(34,041)	(35,961)
Other, net	36,841	1,343
Net cash provided by operating activities	489,903	386,924

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and capitalized internal-use software	(61,421)	(35,950)
Acquisition of businesses, net of cash and cash equivalents acquired	—	(1,981,641)
Purchases of investments	(10,889)	(678)
Net cash provided by (used in) investing activities	(72,310)	(2,018,269)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	—	2,238,355
Repayment of debt	(312,500)	(700,000)
Payments of debt issuance costs	—	(9,736)
Dividend payments	(101,377)	(92,334)
Proceeds from employee stock plans	55,885	74,173
Repurchases of common stock	(67,092)	(18,639)
Other financing activities	(12,273)	(3,263)
Net cash provided by (used in) financing activities	(437,357)	1,488,556

Effect of exchange rate changes on cash and cash equivalents	3,118	(12,110)
Net increase (decrease) in cash and cash equivalents	(16,646)	(154,899)
Cash and cash equivalents at beginning of period	503,273	681,865
Cash and cash equivalents at end of period	$486,627	$526,966

News Release I For Immediate Release
Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues
The table below provides a reconciliation of revenues to adjusted revenues and organic revenues.

(Unaudited)	Three Months Ended
	May 31,
(In thousands)	2023	2022	Change
Revenues	$529,811	$488,751	8.4%
Deferred revenues fair value adjustment (a)	—	1
Adjusted revenues	529,811	488,752	8.4%
Acquired revenues (b)	—	—
Currency impact (c)	510	—
Organic revenues	$530,321	$488,752	8.5%
(a)The amortization effect of purchase accounting adjustment on the fair value of acquired deferred revenue.
(b)Removes acquisition-related revenue recognized in the current fiscal quarter in which the comparable prior year period predated the acquisition(s).
(c)The impact from foreign currency movements over the past 12 months.

News Release I For Immediate Release
Non-GAAP Financial Measures

The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income, EBITDA and adjusted diluted EPS.

(Unaudited)	Three Months Ended
	May 31,
(In thousands, except per share data)	2023	2022	Change
Operating income	$171,959	$97,254	76.8%
Deferred revenues fair value adjustment	—	1
Intangible asset amortization	17,655	18,548
Restructuring / severance	1,318	1,079
Real estate charges (a)	—	48,797
Business acquisition / integration costs (b)	—	12,408
Transformation costs (c)	—	979
Adjusted operating income	$190,932	$179,066	6.6%
Operating margin	32.5%	19.9%
Adjusted operating margin (d)	36.0%	36.6%

Net income	$134,663	$74,910	79.8%
Deferred revenues fair value adjustment	—	1
Intangible asset amortization	14,406	16,184
Restructuring / severance	1,075	941
Real estate charges (a)	—	42,577
Business acquisition / integration costs (b)	—	10,827
Transformation costs (c)	—	854
Income tax items	(2,477)	(500)
Adjusted net income (e)	$147,667	$145,794	1.3%

Net income	$134,663	$74,910	79.8%
Interest expense	16,354	16,184
Income taxes	27,335	10,370
Depreciation and amortization expense	26,473	27,349
EBITDA	$204,825	$128,813	59.0%
Non-cash severance	459	—
Real estate charges	—	48,797
Adjusted EBITDA	$205,284	$177,610	15.6%

Diluted earnings per common share	$3.46	$1.93	79.3%
Deferred revenues fair value adjustment	—	0.00
Intangible asset amortization	0.36	0.42
Restructuring / severance	0.03	0.02
Real estate charges (a)	—	1.10
Business acquisition / integration costs (b)	—	0.28
Transformation costs (c)	—	0.02
Income tax items	(0.06)	(0.01)
Adjusted diluted earnings per common share (e)	$3.79	$3.76	0.8%
Weighted average common shares (Diluted)	38,912	38,720

News Release I For Immediate Release
(a)Related to impairment charges of lease right-of-use assets and property, equipment and leasehold improvements associated with vacating certain leased office space.
(b)Related to acquisition and integration costs of the CGS acquisition.
(c)Primarily related to professional fees associated with the ongoing multi-year investment plan.
(d)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenues as shown in the revenues table above.
(e)For purposes of calculating adjusted net income and adjusted diluted earnings per share, all adjustments were taxed at the quarterly effective tax rates of 16.9% for fiscal 2023 and 12.7% for fiscal 2022.

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2023 Guidance
(In millions, except per share data)	Low end of range	High end of range
Revenues	$2,080	$2,100
Operating income	$603	$630
Operating margin	29.0%	30.0%
Intangible asset amortization	71	71
Restructuring / severance	29	29
Real estate charges	18	20
Business acquisition / integration costs (a)	7	7
Adjusted operating income	$728	$756
Adjusted operating margin (b)	35.0%	36.0%

Net income	$469	$497
Intangible asset amortization	60	61
Restructuring / severance	24	24
Real estate charges	15	17
Business acquisition / integration costs (a)	6	6
Discrete tax items	(7)	(7)
Adjusted net income	$567	$598

Diluted earnings per common share	$12.25	$12.65
Intangible asset amortization	1.55	1.57
Restructuring / severance	0.58	0.51
Real estate charges	0.39	0.44
Business acquisition / integration costs (a)	0.15	0.15
Discrete tax items	(0.17)	(0.17)
Adjusted diluted earnings per common share	$14.75	$15.15
(a)Related to integration costs of the CGS acquisition.
(b)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenues as shown in the organic revenues table above.

News Release I For Immediate Release

Free Cash Flow

(Unaudited)	Three Months Ended
	May 31,
(In thousands)	2023	2022	Change
Net Cash Provided for Operating Activities	$218,589	$191,972
Less: purchases of property, equipment, leasehold improvements and capitalized internal-use software	(26,005)	(15,404)
Free Cash Flow	$192,584	$176,568	9.1%

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements. The numbers below do not include professional services.

	Q3'23	Q2'23	Q1'23	Q4'22	Q3'22	Q2'22	Q1'22	Q4'21
% of ASV from buy-side clients	82.1%	82.8%	82.8%	82.9%	83.7%	83.6%	83.1%	83.2%
% of ASV from sell-side clients	17.9%	17.2%	17.2%	17.1%	16.3%	16.4%	16.9%	16.8%

ASV Growth rate from buy-side clients	7.3%	8.1%	8.0%	8.5%	9.6%	8.4%	8.5%	6.5%
ASV Growth rate from sell-side clients	12.3%	15.8%	14.4%	13.8%	12.9%	12.6%	13.2%	12.0%

The following table presents the calculation of organic ASV plus professional services.
(Details may not sum to total due to rounding)

(In millions)	Q3'23
As reported ASV plus Professional Services (a)	$2,120.1
Currency impact (b)	0.1
Acquisition ASV (c)	—
Organic ASV plus Professional Services	$2,120.2
Organic ASV plus Professional Services growth rate	8.0%
(a)Includes $24.3 million in professional services as of May 31, 2023.
(b)The impact of foreign currency movements.
(c)ASV from acquisitions completed within the last 12 months.